Exhibit 99.1

California American Water Reaches Partial Settlement Agreement in
Its General Rate Case on Revenues for 2024 through 2026

San Diego, CA (November 17, 2023) – Earlier today, California American Water filed with the California Public Utilities Commission its partial settlement agreement for its statewide General Rate Case to set revenue for 2024 to 2026. The filing memorializes the settlement agreement reached with the Commission’s Public Advocates Office. Remaining topics, such as rate design and revenue stabilization mechanisms, were the subject of hearings held in October 2023 and remain pending.

Under the terms of the settlement, California American Water is entitled to additional annualized water and wastewater revenue increases of $19.96 million in test year 2024, $15.51 million for escalation year 2025 and $15.44 million for attrition year 2026. The settlement agreement also strengthens California American Water’s Customer Assistance Program discounts from 20 percent to 25 percent off the typical bill for qualified residential customers in Northern and Southern California and from 30 percent to 35 percent in Central California.

Rate cases are legal proceedings used to address the capital investment needed for infrastructure, the costs of operating and maintaining the utility system and the allocation of those costs among customer classes. Regulated water utilities like California American Water are required by law to file a General Rate Case every three years with the CPUC to set revenues and rates.

California American Water will prepare to implement the new rates retroactively to January 1, 2024, upon receiving the CPUC’s decision on the settlement agreement and outstanding topics related to rate design and revenue stabilization mechanisms. While other parties are involved in this General Rate Case, the settlement announced today is with the California Public Advocates Office. Customers will receive more information ahead of the implementation of new rates in each of California American Water’s water and wastewater service areas, as well as information about customer assistance and conservation programs.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable, and affordable drinking water and wastewater services to more than 14 million people across 14 regulated jurisdictions and 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors, and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X (formerly Twitter) and Instagram.

About California American Water
California American Water, a subsidiary of American Water, provides high-quality and reliable water and wastewater services to approximately 700,000 people.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, among other things, the CPUC’s final decision concerning the partial settlement agreement, and the timing of that decision, the resolution of unresolved issues, and the timing of the implementation of new rates if the partial settlement agreement is approved. These statements are based on the current expectations of management of California American Water. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including with respect to (1) the receipt of a final decision issued by the CPUC as to the partial settlement agreement; (2) the resolution by the CPUC of issues in California American Water’s general rate case not addressed by the partial settlement agreement, including the inclusion and implementation of a revenue stabilization mechanism; (3) the terms of the general rate case as reflected in the CPUC’s final decision (including, without limitation, with respect to any total annualized revenue increase reflected in the partial settlement agreement); (4) the timing of the CPUC’s final decision and the implementation of new rates; (5) the occurrence of benefits to California American Water arising from the CPUC’s final decision; (6) unexpected costs, liabilities or delays associated with the resolution of California American Water’s general rate case; (7) regulatory, legislative, local, municipal or other actions adversely affecting California American Water specifically or the water and wastewater industries generally, including with respect to the potential condemnation of California American Water’s water system assets located on the Monterey peninsula; and (8) other economic, business and other factors.

Media Contact
Evan Jacobs
External Affairs
Phone: 707-495-6135
Email: evan.jacobs@amwater.com